EXHIBIT 10.39

March 6, 2014 (updated 3/7/14)

Marec Edgar

Re: Offer of Employment as Vice President, General Counsel & Secretary

Dear Marec:

I am excited to offer you the position of Vice President, General Counsel & Secretary for A M. Castle & Co. In this role you will be located in Chicago, IL and you will report to me. You will also serve as an officer of the Company and be a member of my executive leadership team.

I look forward to welcoming you to the Castle family as soon as we can practically arrange your start date. At this point, I am aiming for March 31, 2014.

A summary of the terms of this offer follows.

Base Salary: You will be paid an annual base salary of $288,000 paid each biweekly pay period, less applicable taxes, deductions and withholdings. Base salary will be subject to annual review.

Short Term Incentive Compensation (STIP): This position is eligible to participate in the Company's short-term incentive plan which provides the opportunity to earn an annual incentive bonus based on specific performance objectives established by the Human Resources Committee of the Board of Directors ("HR Committee"). Your initial target opportunity will equal 40% of your annual base salary with the maximum performance payout opportunity of 80% of your annual base salary. This bonus is a cash payment, typically paid in March of the following year in which it is earned.

You will be eligible to participate in the 2014 STIP prorated based on your actual start date.

Long Term Compensation Plan (LTCP): This position is also eligible to participate in the Long Term Compensation Plan, which is currently a three-year overlapping equity award plan. The terms and components of the plan are established each year by the HR Committee. You will be eligible to participate in the 2014-2016 LTCP plan. Your target LTCP award opportunity for this first three year performance cycle will equal 75% of your annual base salary with a maximum payout opportunity at 150% of your base salary.

STIP and LTCP target incentives do not constitute a promise of payment. Your actual payout will depend on achievement of individual and/or Company performance objectives, established annually by the HR Committee, and will be governed by the terms and conditions of the applicable plan documents. Eligibility for participation in the incentive plans and individual award levels are subject to the discretion of the HR Committee and may vary from year-to-year. All bonuses and equity grants are subject to applicable taxes, deductions and withholdings and to AM Castle "clawback" policies as in effect from time to time, including any established under the Dodd-Frank Act. Also, as a senior leader of the Company you will be subject to the Company's requirements for stock ownership.

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Sign-On Bonus

You will be paid $100,000 in cash as a sign-on bonus upon your start with Castle. This will be paid on the first available paycheck. This will be subject to a prorated payback if you leave within 2 years of your start date.

You will also be granted $75,000 worth of RSUs on your start date which will vest after 3 years (April 2017) of continuous employment at Castle.

Employee Benefits: You and your family will be eligible to participate in our standard employee group insurance plans immediately upon your start date. This includes medical, dental as well as life and disability insurance. A summary of these benefits is attached for your reference. You will also be eligible to participate in the Company's 401(k) savings and retirement plan, which currently provides an employer match of up to 6% of employee contributions up to applicable IRS limits for qualified plans. We also have a non-qualified Supplemental 401(k) Plan which will allow you to continue contributing and receiving the employer match beyond the IRS limits for qualified plans. All benefits outlined above are subject to the terms of the respective plan documents. Please refer to the plan documents for eligibility and terms of coverage. Of course, AM Castle may change its benefits at any time.

You will have five (5) weeks of PTO each year, accrued per pay period. In 2014, you may go up to 24 hours in the negative as you build your bank.

Automobile Benefit:

You will receive a vehicle allowance of $800.00 per month (grossed up), payable on the first pay period of every month beginning on your first paycheck. You will be eligible to charge in approved business related mileage at a rate of $.28/mile. Please note this allowance benefit is subject to change or modification at any time.

Relocation to the Chicago Area

You will be entitled to a full A M. Castle relocation, consistent with corporate policy and procedures, and you will work with ReloDirect throughout this process. All relocation payments and reimbursements are subject to the provisions provided for in the policy.

The relocation policy will require you to sign an agreement stating that if you voluntarily terminate your employment with A.M. Castle within three (3) years after receipt of the relocation assistance, you will be obligated to make repayment. Repayment is based on the timing of a voluntary resignation and is subject to the following schedule:

0 to 18 months...........repayment= 100%
18 to 36 months.........repayment= 50%
36 months................ repayment = 0%

Relocation services are provided through ReloDirect. Monica Simzyk in Human Resources will coordinate your relocation with them.

Severance: As a senior leader of AM Castle, you will be eligible to enter into change-in-control and involuntary termination (severance) agreements with the Company. These agreements provide severance benefits to you in exchange for your agreement to comply with certain non-compete and other covenants. The terms and conditions of those arrangements will be governed by the Severance Agreement and Change in Control Agreement to be entered into with the Company.

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Employment At-Will: This letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or A.M. Castle, with or without cause and with or without advance notice. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

Please understand that this offer and the financial terms outlined above are contingent upon Board of Directors approval.

This offer will expire on March 12, 2014 if not accepted on or prior to that date.

This offer is contingent on completion of a satisfactory reference check and your satisfactory completion of the pre employment drug screen. You represent that all information provided to AM Castle or its agents with regard to your background is true and correct.

Marec, I am excited to bring you on board and I am looking forward to your contributions to the success of A.M. Castle. Feel free to contact Anne Scharm or me if you have any questions.

Sincerely,

/s/ Scott Dolan
Scott Dolan
President & CEO
A.M. Castle & Co.

I understand that the terms of this offer are contingent upon Board approval and I accept the offer with the intention of starting work as soon as practical.

/s/ Marec Edgar
Marec Edgar

3/10/2014
Date

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